(21)  Subsidiaries of the Registrant

   The following listed companies represent the significant subsidiaries of the Company, all of which except Onena Bolsas de Papal, S.A. are included in the Company's consolidated financial statements:


Name Under Which           State or Other Jurisdiction     Percentage Owned
----------------           ---------------------------     ----------------
Business is Conducted            of Incorporation            by Company
---------------------            ----------------            ----------
Ferembal S.A.                         France                          85%(1)

Lockwood, Kessler &                  New York                        100%
 Bartlett, Inc.

Dixie Union GmbH & Company            Germany                        100%
 KG

Onena Bolsas de Papel S.A.             Spain                          49%

Plastic Containers, Inc.             Delaware                         84%

Continental Plastic                  Delaware                        100%
 Containers, Inc. (2)

Continental Caribbean                Delaware                        100%
 Containers, Inc. (2)

Obalex A.S. (3)                   Czech Republic                      95%

(1) A bond, convertible into the equity of Ferembal S.A., is currently outstanding, which, if converted, would reduce the Company's percentage ownership of Ferembal S.A. to 64%.

(2)  Subsidiary of Plastic Containers, Inc.

(3)  Subsidiary of Ferembal.

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